EXHIBIT 99.3
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                                                PricewaterhouseCoopers LLP
                                                Beneficial Life Tower
                                                36 South State Street Suite 1700
                                                Salt Lake City UT 84111
                                                Telephone (801)531 9666
                                                Facsimile (801)363 7371

To the Board of Directors
of Franklin Capital Corporation as Servicer,
The Chase Manhattan Bank as. indenture trustee under the Indenture dated January 1, 2001 and Bankers Trust (Delaware) as owner trustee under the Trust Agreement dated January 1, 2001 related to the 5.39% and 5.86% Asset Backed Notes:

We have examined management's assertion, included in the accompanying management assertion that Franklin Capital Corporation ("FCC") complied with the minimum servicing standards identified in the Mortgage Bankers Association of America's UNIFORM SINGLE ATTESTATION PROGRAM FOR MORTGAGE BANKERS, to the extent such procedures are applicable, in connection with the Sale and Servicing Agreement dated as of January 1, 2002, during the year ended September 30, 2002. Management is responsible for FCC's compliance with those minimum servicing standards. Our responsibility is to express an opinion on management's assertion about FCC's compliance based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about FCC's compliance with the minimum servicing standards and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination of FCC's compliance with the minimum servicing standards.

In our opinion, management's assertion that FCC complied with the aforementioned minimum servicing standards during the year ended September 30, 2002 is fairly stated, in all material respects.

/s/PriceWaterhouseCoopers

January 10, 2003